Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated February 26, 2010, except for Notes H. and Q. as to which the date is June 11, 2010, and except for Note T. as to which the date is September 3, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting of Genzyme Corporation, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement. We also consent to the incorporation by reference of our report dated February 25, 2008 relating to the financial statements of BioMarin/Genzyme LLC which appears in Genzyme Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009.

PricewaterhouseCoopers LLP
Boston, MA
September 3, 2010